UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2024

Kellanova

(Exact name of registrant as specified in its charter)

Delaware	1-4171	38-0710690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

412 N. Wells Street

Chicago, Illinois 60654

(Address of principal executive offices, including zip code)

(269) 961-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.25 par value per share	K	New York Stock Exchange
1.250% Senior Notes due 2025	K25	New York Stock Exchange
0.500% Senior Notes due 2029	K29	New York Stock Exchange
3.750% Senior Notes due 2034	K34	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Supplemental Disclosures

As previously reported, on August 13, 2024, Kellanova, a Delaware corporation (the “Company” or “Kellanova”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Acquiror 10VB8, LLC, a Delaware limited liability company (“Acquiror”), Merger Sub 10VB8, LLC, a Delaware limited liability company and a wholly owned subsidiary of Acquiror (“Merger Sub”), and, solely for the limited purposes specified in the Merger Agreement, Mars, Incorporated, a Delaware corporation, pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Kellanova, with Kellanova surviving as a wholly owned subsidiary of Acquiror (the “Merger”). On September 26, 2024, the Company filed a definitive proxy statement on Schedule DEFM14A (as such may be supplemented from time to time, the “Definitive Proxy Statement”), with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the special meeting of the Company’s shareowners to, among other things, vote to adopt and approve the Merger Agreement scheduled to be held on November 1, 2024 (the “Special Meeting”).

Explanatory Note

In connection with the Merger, two complaints have been filed as individual actions in the Supreme Court of the State of New York, County of New York and are captioned Dan Smith v. Kellanova, et. al., Case No. TC241011-NY2 (filed October 11, 2024) (the “Smith Complaint”) and Steve Taylor vs. Kellanova, et. al. (filed October 11, 2024) (the “Taylor Complaint” and, together with the Smith Complaint, the “New York Complaints”). One complaint has been filed as an individual action in the Circuit Court of Cook County, Illinois, County Department, Chancery Division and is captioned Dana L. Crosby vs. Kellanova, et. al., Case No. 202CH09367 (filed October 9, 2024) (the “Crosby Complaint”, and, together with the New York Complaints, the “Merger Actions”).

The Merger Actions generally allege that the Definitive Proxy Statement misrepresents and/or omits certain purportedly material information relating to the Company’s financial projections, the analyses performed by the financial advisors and certain conflict-related information, which the Merger Actions allege are critical to evaluating the Merger. The Crosby Complaint alleges that the Company and its directors breached their duty of disclosure under Delaware law. The Crosby Complaint also asserts a breach of fiduciary duties claim, and/or aiding and abetting the same, against the Company and the members of its board of directors (collectively, the “Director Defendants”) under Delaware law related to the adequacy of the Merger process and the agreed-upon sale price. The New York Complaints assert claims of negligent misrepresentation and concealment against the Company and all Director Defendants in violation of New York common law and negligence against all defendants in violation of New York common law, both with respect to the alleged misrepresentations and/or omissions in the Definitive Proxy Statement. The Merger Actions seek, among other things, an injunction enjoining the consummation of the Merger unless and until certain additional information is disclosed, or its rescinding or actual and punitive damages, and fees and expenses, including reasonable attorneys’ and experts’ fees and expenses, and other relief the court may deem just and proper.

Additionally, the Company has received demand letters from 11 purported shareowners of the Company seeking additional disclosures in the Definitive Proxy Statement (collectively, the “Demand Letters”).

The Company believes the claims asserted in the Merger Actions and Demand Letters are without merit but cannot predict the outcome of any such claims. Additional lawsuits and demand letters arising out of the Merger may also be filed or received in the future. If additional similar lawsuits and demand letters are filed or received, absent new or significantly different allegations, the Company will not necessarily disclose such additional lawsuits or demand letters.

While the Company believes that the disclosures set forth in the Definitive Proxy Statement comply fully with all applicable laws and denies the allegations in the Merger Actions and Demand Letters, in order to moot the disclosure claims, and avoid nuisance and possible expense and business delays, the Company has determined voluntarily to supplement certain disclosures in the Definitive Proxy Statement related to the claims with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal merit, necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the Merger Actions and Demand Letters that any additional disclosure was or is required or material.

All page references used herein refer to pages in the Definitive Proxy Statement before any additions or deletions resulting from the Supplemental Disclosures, and capitalized terms used below, unless otherwise defined, have the meanings set forth in the Definitive Proxy Statement. Underlined and bolded text shows text being added to a referenced disclosure in the Definitive Proxy Statement and stricken-through text shows text being deleted from a referenced disclosure in the Definitive Proxy Statement. This Current Report on Form 8-K is incorporated into, and amends and/or supplements, as applicable, the Definitive Proxy Statement as provided herein. Except as specifically noted herein, the information set forth in the Definitive Proxy Statement remains unchanged.

Supplemental Disclosures to the Definitive Proxy Statement

1.	The section of the Definitive Proxy Statement entitled “The Mergers—Background of the Merger” is hereby amended and supplemented as follows:

a.

By adding the following paragraph to page 46 of the Definitive Proxy Statement as the penultimate paragraph of the section of the Definitive Proxy Statement entitled “The Mergers—Background of the Merger”:

No discussions or negotiations regarding post-closing employment arrangements with the Surviving Corporation occurred between Mars and Kellanova’s senior management team or between their or their respective representatives prior to the Board’s approval and the execution of the Merger Agreement.

2.	The section of the Definitive Proxy Statement entitled “The Merger—Opinions of Financial Advisors to Kellanova—Opinion of Lazard Frères & Co. LLC” is hereby amended and supplemented as follows:

a.	By amending and restating the section beginning on page 65 of the Definitive Proxy Statement under the heading “Discounted Cash Flow Analysis” in its entirety as follows:

Using the Financial Projections, Lazard performed a discounted cash flow analysis of Kellanova.

A discounted cash flow analysis is a valuation methodology used to derive a valuation of a company by calculating the present value of the company’s estimated future cash flows. A company’s “estimated future cash flows” are its projected unlevered free cash flows, and “present value” refers to the value today or as of an assumed date of the future cash flows or amounts and is obtained by discounting the estimated future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors.

For purposes of this analysis, Lazard calculated a range of enterprise values for Kellanova by discounting to present value, utilizing discount rates ranging from 6.25% to 6.75%, chosen by Lazard based upon its analysis of the weighted average cost of capital of Kellanova (determined using the capital asset pricing model and based on considerations that Lazard deemed relevant in its professional judgment and experience, taking into account certain financial metrics, including capital structure, betas for a comparable group of companies and market risk) and using the mid-year convention, (i) the estimated after-tax unlevered free cash flows to be generated by Kellanova from June 30, 2024 through end of calendar year 2027; and (ii) a range of terminal values for Kellanova.

The terminal values were derived by applying a perpetuity growth rate range of 1.50% to 2.00% to the estimated unlevered free cash flow to be generated by Kellanova. The perpetuity growth rates were estimated by Lazard based on its professional judgment and experience, taking into account the Financial Projections.

Lazard then subtracted Kellanova’s net debt of $5,591 million, factored accounts receivable of $784 million, and noncontrolling interests of $120 million, and added Kellanova’s investments in unconsolidated entities of $107 million, in each case as of June 29, 2024 and based on information provided by Kellanova, to the range of enterprise values, to derive a range of total equity values for Kellanova. Lazard then calculated a range of implied equity values per share of Common Stock by dividing such total equity values of Kellanova by the number of fully diluted shares of Common Stock (determined using the treasury stock method), as calculated based on information provided by Kellanova with respect to dilutive securities outstanding as of August 12, 2024. The results of this analysis implied an equity value per share range of $69.60 to $79.10, rounded to the nearest $0.10.

b.	By amending and restating the section beginning on page 65 of the Definitive Proxy Statement under the heading “Selected Publicly Traded Companies Analysis” in its entirety as follows:

Using public filings and data sources, Lazard reviewed and analyzed certain financial information, valuation multiple and market trading data related to selected publicly traded snacking and diversified grocery companies (referred to in this section as the “selected companies”), the operations of which Lazard believed, based on its professional judgment and experience, to be generally relevant for purposes of this analysis. Lazard compared such information for the selected companies to the corresponding information for Kellanova.

~~The selected companies for this analysis were as follows:~~

~~Snacking~~

•	~~PepsiCo, Inc.~~

•	~~Mondelēz International, Inc.~~

•	~~The Hershey Company~~

~~Diversified Grocery~~

•	~~The Kraft Heinz Company~~

•	~~General Mills, Inc.~~

•	~~Conagra Brands, Inc.~~

•	~~Campbell Soup Company~~

•	~~The J.M. Smucker Company~~

•	~~Post Holdings, Inc~~

None of the selected companies is directly comparable to Kellanova and certain of these companies may have characteristics that are materially different from those of Kellanova. Based on its professional judgment and experience, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the Merger and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Kellanova and the selected companies that could affect the public trading values of each company are also relevant.

For each of the selected companies, Lazard reviewed and compared, among other things, (i) the enterprise value of the selected company (defined as equity market capitalization plus total debt and factored accounts receivable, plus preferred equity and noncontrolling interest, less investments in unconsolidated entities, less cash and cash equivalents) as of August 12, 2024, as a multiple of such selected company’s estimated Adjusted EBITDA (defined as estimated earnings before interest, taxes, depreciation and amortization, adjusted, as applicable, for non-recurring items and any other adjustments, as appropriate), prepared by equity research analysts and compiled by FactSet, for calendar year 2025 and (ii) price per share as of August 12, 2024 as a multiple of Adjusted EPS (defined as diluted earnings per share, adjusted, as applicable, for non-recurring items and any other adjustments, as appropriate), prepared by equity research analysts and compiled by FactSet for calendar year 2025. The selected companies for this analysis are included and the results of this analysis are summarized in the following table:

~~Benchmark~~	~~High~~	~~Low~~	~~Mean~~	~~Median~~
~~Snacking~~
~~2025E Adjusted EBITDA~~	~~14.9x~~	~~14.3x~~	~~14.5x~~	~~14.5x~~
~~2025E Adjusted EPS~~	~~21.1x~~	~~19.2x~~	~~19.9x~~	~~19.6x~~
~~Diversified Grocery~~
~~2025E Adjusted EBITDA~~	~~12.1x~~	~~9.1x~~	~~10.0x~~	~~9.4x~~
~~2025E Adjusted EPS~~	~~17.1x~~	~~10.8x~~	~~13.2x~~	~~12.9x~~

Selected Company	Enterprise Value / 2025E Adjusted EBITDA	Price per Share / 2025E Adjusted EPS
Snacking
PepsiCo, Inc.	14.3x	19.6x
Mondelēz International, Inc.	14.5x	19.2x
The Hershey Company	14.9x	21.1x
Mean	14.5x	19.9x
Median	14.5x	19.6x
Diversified Grocery
The Kraft Heinz Company	9.2x	10.8x
General Mills, Inc.	12.1x	14.7x
Conagra Brands, Inc.	9.2x	11.2x
Campbell Soup Company	10.6x	14.6x
The J.M. Smucker Company	9.6x	11.0x
Post Holdings, Inc.	9.1x	17.1x
Mean	10.0x	13.2x
Median	9.4x	12.9x

Based on its experience and professional judgment, after taking into account, among other things, such observed multiples, Lazard selected and applied a range of multiples of enterprise value / Adjusted EBITDA of 11.00x – 13.50x to Kellanova’s estimated Adjusted EBITDA for 2025, based on the Financial Projections. Based on this range of implied enterprise values and Kellanova’s net debt, factored accounts receivable, investments in unconsolidated entities and noncontrolling interests, in each case as of June 29, 2024 and based on information provided by Kellanova, and the number of fully diluted outstanding shares of Common Stock (determined using the treasury stock method), based on information provided by Kellanova with respect to dilutive securities outstanding as of August 12, 2024, this analysis indicated an equity value reference range per share of $57.20 to $73.80, rounded to the nearest $0.10. In addition, based on its experience and professional judgment, after taking into account, among other things, such observed multiples, Lazard selected and applied a range of multiples of price / Adjusted EPS of 14.00x – 19.00x to Kellanova’s estimated Adjusted EPS for fiscal year 2025, based on the Financial Projections. This analysis indicated an equity value reference range per share of $55.90 to $75.70, rounded to the nearest $0.10.

c.	By amending and restating the section beginning on page 67 of the Definitive Proxy Statement under the heading “Selected Precedent Transactions Analysis” in its entirety as follows:

Using public filings and other publicly available information, Lazard reviewed and analyzed selected precedent transactions that Lazard viewed as generally relevant in evaluating the Merger. In performing these analyses, Lazard analyzed certain financial information and transaction multiples relating to companies in the selected transactions and compared such information to the corresponding information for the Merger.

Specifically, Lazard reviewed eleven acquisition transactions in the food industry announced since July 2014, that Lazard believed, based on its experience and its professional judgment, to be generally relevant for the purpose of this analysis. ~~These transactions are listed below.~~

~~Announcement Date~~	~~Acquiror~~	~~Target~~
~~September 2023~~	~~The J.M. Smucker Company~~	~~Hostess Brands, Inc.~~
~~August 2023~~	~~Campbell Soup Company~~	~~Sovos Brands, Inc.~~
~~April 2021~~	~~Nestlé S.A.~~	~~The Bountiful Company~~
~~February 2021~~	~~Hormel Foods Corporation~~	~~Planters® (snacking portfolio of The Kraft Heinz Company)~~
~~June 2018~~	~~Conagra Brands, Inc.~~	~~Pinnacle Foods Inc.~~
~~December 2017~~	~~Campbell Soup Company~~	~~Snyder’s-Lance, Inc.~~
~~December 2017~~	~~KKR~~	~~Unilever Spreads business~~
~~July 2017~~	~~McCormick & Company Inc.~~	~~Reckitt Benckiser Group plc’s Food Division~~
~~December 2015~~	~~JAB Holding Company / Mondelēz International, Inc.~~	~~Keurig Green Mountain~~
~~March 2015~~	~~H.J. Heinz Company~~	~~Kraft Foods Group, Inc.~~
~~July 2014~~	~~Tyson Foods, Inc.~~	~~The Hillshire Brands Company~~

None of the target companies in the selected transactions is directly comparable to Kellanova and none of the selected transactions is directly comparable to the Merger, and certain of these selected transactions and target companies may have characteristics that are materially different from those of the Merger and Kellanova. Based on its professional judgment and experience, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the transaction and that qualitative judgments concerning differences between the terms of the Merger and the business, financial and operating characteristics and prospects of Kellanova and the selected transactions and target companies that could affect the transaction multiples and transaction values of each selected transaction and target company are also relevant.

For each of the selected transactions, Lazard calculated the transaction value (defined as the target company’s implied equity value based on the consideration paid in the applicable transaction plus total debt and factored accounts receivable, plus preferred equity and noncontrolling interest, less investments in unconsolidated entities, less cash and cash equivalents), based on information in public filings, press releases and investor relations documents, as a multiple of the last twelve-month Adjusted EBITDA for the target company at the time of the announcement of the applicable transaction, which Lazard refers to as “LTM Adjusted EBITDA”. The financial data for the selected transactions and target companies were based on public filings and other publicly available information. The results of this analysis are summarized in the following table:

~~Benchmark~~	~~25th Percentile~~	~~Median~~	~~Mean~~	~~75th Percentile~~
~~EV / LTM Adjusted EBITDA~~	~~15.1x~~	~~16.7x~~	~~16.5x~~	~~18.9x~~

Announcement Date	Acquiror	Target	Enterprise Value / LTM Adjusted EBITDA
September 2023	The J.M. Smucker Company	Hostess Brands, Inc.	17.9x
August 2023	Campbell Soup Company	Sovos Brands, Inc.	19.8x
April 2021	Nestlé S.A.	The Bountiful Company	16.8x
February 2021	Hormel Foods Corporation	Planters® (snacking portfolio of The Kraft Heinz Company)	15.0x
June 2018	Conagra Brands, Inc.	Pinnacle Foods, Inc.	16.1x
December 2017	Campbell Soup Company	Snyder’s Lance, Inc.	20.9x
December 2017	KKR	Unilever Spreads business	10.0x
July 2017	McCormick & Company Inc.	Reckitt Benckiser Group plc’s Food Division	20.0x
December 2015	JAB Holding Company / Mondelēz International, Inc.	Keurig Green Mountain	13.5x
March 2015	H.J. Heinz Company	Kraft Foods Group, Inc.	15.2x
July 2014	Tyson Foods, Inc.	The Hillshire Brands Company	16.7x
25% Percentile			15.1x
75% Percentile			18.9x
Mean			16.5x
Median			16.7x

Based on its professional judgment after taking into account, among other things, such observed multiples for each of the selected transactions, Lazard selected an enterprise value / Adjusted LTM EBITDA multiple reference range of 15.50x – 17.50x and applied this multiple reference range to Kellanova’s estimated LTM Adjusted EBITDA as of June 29, 2024 and subtracted from it Kellanova’s net debt, factored accounts receivable, and noncontrolling interests, and added to it Kellanova’s investments in unconsolidated entities, in each case on June 29, 2024 and based on information provided by Kellanova, and divided by the number of fully diluted outstanding shares of Common Stock (determined using the treasury stock method), based on information provided by Kellanova with respect to dilutive securities outstanding as of August 12, 2024. The results of this analysis implied an equity value per share range of $78.10 to $90.20, rounded to the nearest $0.10.

d.	By amending and restating the section beginning on page 68 of the Definitive Proxy Statement under the heading “Premia Paid Analysis” in its entirety as follows:

Using information from public filings and other publicly available information, Lazard analyzed the premia paid for 81 all-cash selected acquisitions of publicly-traded companies in the food industry announced since January 1, 2009 with a total enterprise value over $20 billion involving a U.S. target. For each of the precedent transactions, Lazard calculated the implied premia as a percentage based on the amount by which the per share consideration in each transaction exceeded the target company’s 20-day volume-weighted average price prior to the relevant transaction.

Based on its professional judgment and experience, Lazard then applied a range of per share price premia of approximately 20.00% to 35.00%, respectively, to the closing share price of Common Stock on August 2, 2024, the last trading day before press rumors of a potential transaction, of $62.98, to calculate an implied equity value per share range of $75.60 to $85.10, rounded to the nearest $0.10.

3.	The section of the Definitive Proxy Statement entitled “The Merger—Opinions of Financial Advisors to Kellanova—Opinion of Goldman Sachs & Co. LLC” is hereby amended and supplemented as follows:

a.	By amending and restating the section beginning on page 56 of the Definitive Proxy Statement under the heading “Implied Premia and Multiple Analyses” in its entirety as follows:

Goldman Sachs calculated the $83.50 in cash per share to be paid to the holders of shares of Common Stock pursuant to the Merger Agreement in relation to:

•	the closing price per share of Common Stock of $62.98 on August 2, 2024, the last trading day before media reports of a potential transaction with Mars became public;

•	the highest trading price for the shares of Common Stock of $62.98 over the 52-week period ended August 2, 2024 (the “52-week high”);

•	the volume weighted average price for the shares of Common Stock of $58.09 over the thirty-day period ended August 2, 2024 (the “30-day VWAP”); and

•	the volume weighted average price for the shares of Common Stock of $58.69 over the ninety-day period ended August 2, 2024 (the “90-day VWAP”).

The results of these calculations are as follows:

Reference Price Per Share	Implied Premium Represented by $83.50 Per Share
Closing Price as of August 2, 2024 of $62.98	33%
52-week high of $62.98 (undisturbed)	33%
30-day VWAP of $58.09 (undisturbed)	44%
90-day VWAP of $58.69 (undisturbed)	42%

Goldman Sachs calculated the implied equity value of Kellanova by multiplying the $83.50 per share of Merger Consideration to be paid pursuant to the Merger Agreement by the number of fully diluted outstanding shares of Common Stock as of August 12, 2024, as provided by the management of Kellanova and approved for Goldman Sachs’ use by Kellanova, using the treasury stock method. Goldman Sachs then calculated the implied enterprise value for Kellanova by adding to Kellanova’s implied equity value the amount of Kellanova’s adjusted net debt (including financial net debt of $5,591 million and adjustments for noncontrolling interest of $120 million, investments in unconsolidated entities of $(107) million and factored receivables of $784 million) as of June 30, 2024, as provided by the management of Kellanova and approved for Goldman Sachs’ use by Kellanova.

Using that information, Goldman Sachs calculated the following with respect to Kellanova:

•	Kellanova’s implied enterprise value as a multiple of the EBITDA of Kellanova for the twelve month period ended June 30, 2024, as provided by Kellanova’s management; and

•	Kellanova’s implied enterprise value as a multiple of the EBITDA of Kellanova for fiscal years 2024, 2025, and 2026, in each case as reflected in the Projections.

The results of these calculations were as follows:

Multiples
Implied Enterprise Value as a Multiple of:
Q2 2024 LTM EBITDA	16.4x
FY2024E EBITDA	16.0x
FY2025E EBITDA	14.9x
FY2026E EBITDA	14.0x

b.	By amending and restating the section beginning on page 57 of the Definitive Proxy Statement under the heading “Illustrative Discounted Cash Flow Analysis” in its entirety as follows:

Using the Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on Kellanova to derive a range of illustrative equity values per share of Common Stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 6.00% to 7.00%, reflecting estimates of Kellanova’s weighted average cost of capital, Goldman Sachs discounted to present value, as of June 30, 2024, (i) estimates of unlevered free cash flow for Kellanova for the period from July 1, 2024 to December 31, 2027, as reflected in the Projections, and (ii) a range of illustrative terminal values for Kellanova, which were calculated by applying a range of EV/LTM EBITDA multiples ranging from 12.0x to 14.0x, to an estimate of adjusted EBITDA to be generated by Kellanova in calendar year 2027, as reflected in the Projections (which analysis implied perpetuity growth rates ranging from 1.0% to 2.6%). The range of EV/LTM EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of Kellanova and certain publicly traded companies, as described below in the section captioned “Selected Publicly Traded Companies Trading Multiples.” Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (“CAPM”), which requires certain company-specific inputs, including Kellanova’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Kellanova, as well as certain financial metrics for the United States financial markets generally.

Goldman Sachs derived a range of illustrative enterprise values for Kellanova by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Kellanova the amount of Kellanova’s adjusted net debt (including financial net debt of $5,591 million and adjustments for noncontrolling interest of $120 million, investments in unconsolidated entities of $(107) million and factored receivables of $784 million) as of June 30, 2024, as provided by the management of Kellanova and approved for Goldman Sachs’ use by Kellanova, to derive a range of illustrative equity values for Kellanova. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Common Stock ~~as of August 12, 2024~~, based on the share count, as provided by the management of Kellanova and approved for Goldman Sachs’ use by Kellanova, using the treasury stock method with the undisturbed price as of August 2, 2024, to derive a range of illustrative equity values per share of Common Stock of $68.42 to $83.82.

c.	By amending and restating the section beginning on page 58 of the Definitive Proxy Statement under the heading “Illustrative Present Value of Future Share Price Analysis” in its entirety as follows:

Using the Projections, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Common Stock. For this analysis, Goldman Sachs first calculated the implied enterprise value of Kellanova as of December 31 for each of the calendar years 2024 through 2026, by applying a range of illustrative EV/NTM EBITDA multiples of 11.5x to 14.5x to estimates of Kellanova’s one-year forward adjusted EBITDA as of December 31 for each of the calendar years 2024 through 2026, respectively. This illustrative range of EV/NTM EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM EBITDA multiples for Kellanova and certain publicly traded companies, as described below in the section captioned “Selected Publicly Traded Companies Trading Multiples.”

Goldman Sachs then subtracted the amount of Kellanova’s projected adjusted net debt ~~(including~~ for each of the calendar years 2024 through 2026. This included financial net debt of $5,500, $5,449 and $5,349 million for 2024, 2025 and 2026 respectively. Each projected year also accounted for ~~and~~ adjustments for noncontrolling interest of $120 million, investments in unconsolidated entities of $(107) million and factored receivables of $784 million~~) as of June 30, 2024, as~~. These figures were provided by the management of Kellanova and approved for Goldman Sachs’ use by Kellanova, from the respective implied enterprise values in order to derive a range of illustrative equity values for Kellanova as of December 31 for each of the calendar years 2024 through 2026. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of Common Stock for each of the calendar years 2024 through 2026, calculated using information provided by the management of Kellanova and approved for Goldman Sachs’ use by Kellanova, to derive a range of implied future values per share of Common Stock (excluding dividends). Goldman Sachs then added the cumulative dividends per Common Stock expected to be paid to holders of Common Stock of $1.14 per share, $3.44 per share and $5.78 per share through the end of each of calendar years 2024 ~~through~~, 2025 and 2026, respectively, using the Projections, to derive a range of implied future values per share of Common Stock (including dividends). By applying an illustrative discount rate of 6.9%, reflecting an estimate of Kellanova’s cost of equity, and using a mid-year convention, Goldman Sachs discounted to present value as of June 30, 2024 both the theoretical future values per share of Common Stock it derived for Kellanova and the estimated dividends to be paid per share of Common Stock of $1.14 per share, $3.44 per share and $5.78 per share through the end of each of calendar years 2024 ~~through~~, 2025 and 2026, respectively. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for Kellanova, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied equity values per share of Common Stock of $60.93 to $90.01.

d.	By amending and restating the section beginning on page 58 of the Definitive Proxy Statement under the heading “Premia Paid Analysis” in its entirety as follows:

Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia paid in 50 selected all-cash or cash-and-stock acquisition transactions announced during the period from January 1, 2008 through August 12, 2024 involving U.S. publicly traded target companies with a transaction value equal to or greater than $20 billion where the buyer is not a financial buyer. Using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile average premia of the price paid in the observed transactions relative to the target’s last undisturbed closing share price prior to announcement of the respective transaction and the target’s 52-week high closing share price. The following table presents the results of this analysis:

Precedent Premia Paid	Undisturbed Share Price	52-Week High Share Price
Median	27%	13%
25th Percentile	14%	7%
75th Percentile	32%	23%

Based on Goldman Sachs’ review of the foregoing data and its professional judgment and experience, Goldman Sachs applied (i) with respect to the precedent premia paid relative to undisturbed share price, a reference range of illustrative premia of 14% to 32%, and (ii) with respect to the precedent premia paid relative to 52-week high share price, a reference range of illustrative premia of 7% to 23%, in each case to the undisturbed and 52-week high closing price of Common Stock on August 2, 2024 of $62.98. This analysis resulted in a range of implied equity values per share of Common Stock of (i) with respect to the precedent premia paid relative to undisturbed share price, $71.80 to $83.13, and (ii) with respect to the precedent premia paid relative to 52-week high share price, $67.39 to $77.47.

e.	By amending and restating the section beginning on page 59 of the Definitive Proxy Statement under the heading “Precedent Transaction Multiples” in its entirety as follows:

Goldman Sachs analyzed certain publicly available information relating to the following selected transactions in the food industry since 2008. For each of the selected transactions where information was publicly available, Goldman Sachs calculated and compared the implied EV/FY1 (or next fiscal year) EBITDA of the applicable target company based on the total Merger Consideration paid in the transaction as a multiple of the target company’s FY1 EBITDA based on the closest available broker estimate at the time each such selected transaction was announced. While none of the companies that participated in the selected transactions are directly comparable to Kellanova, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Kellanova’s results, industry size and product profile.

The following table presents the results of this analysis:

Food Selected Precedent Transactions
Announcement Date	Target	Acquiror	Value ($bn)	EV/FY1 EBITDA
Sept 2023	Hostess Brands, Inc.	J. M. Smucker Co.	$5.5	17.2x
June 2018	Pinnacle Foods	Conagra Brands, Inc.	$10.9	15.9x
Dec 2017	Snyder’s-Lance, Inc.	Campbell Soup Company	$6.1	19.6x
Sept 2017	Bob Evans Farms, Inc.	Post Holdings, Inc.	$1.6	15.1x
Feb 2017	Mead Johnson Nutrition Company	Reckitt Benckiser Group plc	$17.9	18.9x
July 2016	The WhiteWave Foods Co.	Danone S.A.	$12.4	21.5x
Mar 2015	Kraft Foods Group	H.J. Heinz Holding Corporation	$55.3	15.5x
July 2014	The Hillshire Brands Company	Tyson Foods, Inc.	$8.6	16.2x
Feb 2013	H.J. Heinz Company	Berkshire Hathaway and 3G Capital	$27.6	13.4x
Jan 2010	Cadbury plc	Kraft Foods Group	$21.6	12.1x
Apr 2008	Wm. Wrigley Jr. Company	Mars, Incorporated	$23.0	17.6x
Median				16.2x

Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the various transactions and its professional judgment and experience, Goldman Sachs selected a reference range of EV/FY1 EBITDA multiples of 12.1x to 21.5x and applied such range to Kellanova’s FY1 EBITDA, as provided by the management of Kellanova, to derive a range of implied enterprise values for Kellanova. Goldman Sachs then subtracted from the range of implied enterprise values the amount of Kellanova’s adjusted net debt (including financial net debt of $5,591 million and adjustments for noncontrolling interest of $120 million, investments in unconsolidated entities of $(107) million and factored receivables of $784 million) as of June 30, 2024, as provided by the management of Kellanova and approved for Goldman Sachs’ use by Kellanova, to derive a range of illustrative equity values for Kellanova. Goldman Sachs divided the results by the number of fully diluted outstanding shares of Common Stock ~~as of August 12, 2024~~based on the share count, as provided by the management of Kellanova and approved for Goldman Sachs’ use by Kellanova, using the treasury stock method with the undisturbed price as of August 2, 2024, to derive a range of implied equity values per share of Common Stock of $58.81 to $118.63.

Forward-Looking Statements

This Current Report on Form 8-K contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including statements regarding the Merger, shareowner approvals, the expected timetable for completing the Merger, the expected benefits of the Merger, and any other statements regarding the Company’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: failure to obtain the required vote of the Company’s shareowners in connection with the Merger; the timing to consummate the Merger and the risk that the Merger may not be completed at all or the occurrence of any event, change, or other circumstances that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay the other party a termination fee pursuant to the Merger Agreement; the risk that the conditions to closing of the Merger may not be satisfied or waived; the risk that a governmental or regulatory approval that may be required for the Merger is not obtained or is obtained subject to conditions that are not anticipated; potential litigation relating to, or other unexpected costs resulting from, the Merger; legislative, regulatory, and economic developments; risks that the proposed transaction disrupts the Company’s current plans and operations; the risk that certain restrictions during the pendency of the proposed transaction may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the diversion of management’s time on transaction-related issues; continued availability of capital and financing and rating agency actions; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s Company Common Stock, credit ratings or operating results; and the risk that the proposed transaction and its announcement could have an adverse effect on the ability to retain and hire key personnel, to retain customers and to maintain relationships with business partners, suppliers and customers. The Company can give no assurance that the conditions to the Merger will be satisfied, or that it will close within the anticipated time period.

All statements, other than statements of historical fact, should be considered forward-looking statements made in good faith by the Company, as applicable, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this communication, or any other documents, words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy,” “target,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. Such forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties, as well as other risks and uncertainties that could cause the actual results to differ materially from those expressed in the forward-looking statements, are described in greater detail under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 30, 2023 filed with the SEC and in any other SEC filings made by the Company. The Company cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this communication, and, except as required by applicable law, the Company does not undertake any obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Additional Information and Where to Find It

This Current Report on Form 8-K is being made in respect to the proposed transaction involving the Company and Acquiror. The Company has filed a definitive proxy statement and a form of proxy card with the SEC in connection with the solicitation of proxies for the special meeting of the Company’s stockholders (the “Definitive Proxy Statement”). Any vote in respect of resolutions to be proposed at the Company’s stockholder meeting to approve the merger or other responses in relation to the merger should be made only on the basis of the information contained in the Definitive Proxy Statement. Beginning on September 26, 2024, stockholders were mailed the Definitive Proxy Statement. Investors may obtain free copies of the Definitive Proxy Statement and other documents filed by the Company with the SEC at http://www.sec.gov, the SEC’s website, from the Company’s website (https://investor.Kellanova.com), or by directing a request to Investor Relations at https://investor.Kellanova.com.

THE COMPANY URGES INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER MATERIALS FILED WITH THE SEC OR INCORPORATED BY REFERENCE INTO THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MERGER.

No Offer or Solicitation

This Current Report on Form 8-K is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

The Company, its directors and certain of its officers and employees, may be deemed to be participants in the solicitation of proxies from Company stockholders in connection with the merger. Information about the Company’s directors and executive officers is set forth under the captions “Proposal 1—The Merger—Interests of Kellanova’s Directors and Officers” and “Certain Beneficial Owners of Common Stock—Officer and Director Stock Ownership” sections of the Definitive Proxy Statement filed with the SEC on September 26, 2024, under the captions “Proposal 1—Election of Directors,” “Corporate Governance,” “Board and Committee Membership,” “2023 Director Compensation and Benefits,” “Directors’ Compensation Table,” “Compensation and Talent Management Committee Report—Compensation Discussion and Analysis,” “Executive Compensation,” “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans,” “Potential Post-Employment Payments,” “Pay versus Performance,” “CEO Pay Ratio” and “Stock Ownership—Officer and Director Stock Ownership” sections of the definitive proxy statement for the Company’s 2024 annual meeting of shareowners, filed with the SEC on March  4, 2024, under the caption “Executive Officers” of Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December  30, 2023, filed with the SEC on February 20, 2024, in the Company’s Current Reports on Form 8-K filed with the SEC on January  12, 2024, February  22, 2024, and May 1, 2024 and in the Company’s January 12, 2024 press release found on its Investor Relations page at https://investor.Kellanova.com, relating to the appointment of President Kellanova North America and President, Kellanova Latin America. Additional information regarding ownership of the Company’s securities by its directors and executive officers is included in such persons’ SEC filings on Forms 3 and 4. These documents may be obtained free of charge at the SEC’s web site at www.sec.gov and on the Investor Relations page of the Company’s website located at https://investor.Kellanova.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger is set forth in the Definitive Proxy Statement and other materials to be filed with the SEC in connection with the special meeting of the Company’s stockholders. These documents can be obtained free of charge from the sources indicated above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kellanova

By:	/s/ Amit Banati
Name:	Amit Banati
Title:	Vice Chairman and Chief Financial Officer

Dated: October 21, 2024